                                                                    Exhibit 99.1

NEWS RELEASE

AUBURN, Alabama, December 6, 2000 --- On December 6, 2000, Auburn National Bancorporation's (The "Company") amended its September 30, 2000 Form 10-Q by filing a Form 10QA. The Form 10-Q that was filed on November 14, 2000 was erroneously filed by the Company's EDGAR service provider before it was finally reviewed by the Company, and before completion of the limited review by the Company's independent auditors under Statement on Auditing Standards No. 71 ("SAS No. 71"). The Company authorized our EDGAR service provider to transmit Form 12b-25 "Notification of Late Filing" on November 14, 2000 but did not authorize the transmittal of the Company's Form 10-Q. The Company's senior management and board of directors have completed its review of the Company's loan portfolio, including a report by the bank's independent credit review service. As a result, an additional provision of $600,000 ($352,492, net of tax effect) was made to the allowance for loan losses as of September 30, 2000 and the financial statements as of and for the period then ended have been restated. This provision reflects, in part, an increase in the percentage of the Company's loan portfolio reviewed by the independent consultant in 2000, as well as management's more detailed evaluations, estimates and judgements regarding various identified credits. With the additional provision, the Company reported unaudited net income of approximately $2.1 million, or $0.55 per share, for the nine months ended September 30, 2000, compared to approximately $2.4 million, or $0.61 per share, for the same period last year. The Company's net income for the three months ended September 30, 2000 was approximately $346,000, or $0.09 per share, compared to approximately $484,000, or $0.12 per share, for the same period last year. KPMG LLP, the Company's independent auditor, has completed its limited SAS No. 71 review of the financial information included in the Form 10-QA for the quarter ended September 30, 2000.

     This provision will bring the level of the allowance for possible loan losses to $3.7 million, or 1.42% of funded loans at September 30, 2000, compared to $3.8 million or 1.45% of funded loans at December 31, 1999. The Company's allowance for possible loan losses at September 30, 2000 was approximately 53.69% of nonperforming loans compared to approximately 62.14% at December 31, 1999.

     Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total consolidated assets of approximately $399 million. The Company's common stock trades on Nasdaq SmallCap market under the symbol of "AUBN."

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.'s business and financial performance which are not historical facts may constitute "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled "Special Cautionary Notice Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.


For additional information, contact  E. L. Spencer, Jr.